July 13, 2010
For Immediate Release
Contact: Alex Calicchia, Chief Marketing Officer, 337-593-3008

Lay promoted to Chief Retail Officer

LAFAYETTE, LA. Carolyn Lay, who has served as Vice President and Regional Retail Manager for MidSouth Bank for the past six years, has been promoted to Senior Vice President and Chief Retail Officer. Lay replaces Dwight Utz, who left the bank in mid-2009 for the President and CEO position at ECB Bancorp, Inc., the holding company for The East Carolina Bank in Engelhard, N.C.
Lay, who has 32 years of banking experience, had been serving as interim Chief Retail Officer since Utz’s departure.
In her prior position as Regional Retail Manager, Lay oversaw the bank’s locations in Lafayette, Lake Charles, Sulphur and Jennings. As Chief Retail Officer, she is providing strategic direction and day-to-day supervision for the retail sales and service of the bank’s 35 banking centers in Louisiana and Texas. She has been employed by MidSouth Bank for 11 years, having initially managed the bank’s Oil Center branch in Lafayette.
“It’s a good reflection on the caliber of our staff that the best candidate for this job came from within our organization,” said MidSouth Bank President and CEO Rusty Cloutier. “In the past year Carolyn has proven not only that she understands the challenges of this post, but she has already shown an ability to develop and maintain a strong sales and customer service culture among all of our retail centers.”

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with assets of $974.4 million as of March 31, 2010. Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas. MidSouth Bank has 35 locations in Louisiana and Texas and more than 50 ATMs.